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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                 Commission File Number: 0-23040

                                  MEDIS EL LTD.

                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 935-8484
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  ORDINARY SHARES, PAR VALUE NIS 0.1 PER SHARE
            (Title of each class of securities covered by this Form)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


              Rule 12g-4(a)(1)(i)        |X|  Rule 12h-3(b)(1)(i)        |X|

              Rule 12g-4(a)(1)(ii)       |_|  Rule 12h-3(b)(1)(ii)       |_|

              Rule 12g-4(a)(2)(i)        |X|  Rule 12h-3(b)(2)(i)        |X|

              Rule 12g-4(a)(2)(ii)       |_|  Rule 12h-3(b)(2)(ii)       |_|

                                              Rule 15d-6                 |_|

         Approximate number of holders of record as of the certification or notice date: 12

         Pursuant to the requirements of the Securities Exchange Act of 1934 Medis El Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 23, 2000                    By:    /s/ ROBERT K. LIFTON
                                           -------------------------------
                                            Robert K. Lifton
                                            Chairman of the Board